Exhibit 5.2

[Allen & Overy Luxembourg Letterhead]

To: Tyco International Finance S.A. 29 avenue de la Porte Neuve	Avocats à la Cour 33, avenue J.F. Kennedy PO Box 5017 L-1855 Luxembourg
L-2227 Luxembourg
	Tel	+352 4444 55 1
	Fax	+352 4444 55 446

Our ref 86990-00010 LU:2136013.2

Luxembourg, 15 September 2008

Tyco International Finance S.A. (incorporated with limited liability under the laws of the Grand-Duchy of Luxembourg)

Dear Sirs,

We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Tyco International Finance S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 29 avenue de la Porte Neuve L-2227 Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 123.550 (the Company).

This legal opinion is issued in connection with the Company’s filing with the Securities and Exchange Commission of a Registration Statement on Form S-3, including a prospectus (the Registration Statement) with respect to the registration by the Company of the offering and sale of an indeterminate amount (denominated in USD or a foreign currency, currency unit or composite currency) of senior or subordinated debt securities (as described in the Registration Statement) being guaranteed by Tyco International Ltd. (the Debt Securities).

I.                                       DOCUMENTS

We have examined, to the exclusion of any other document, the following documents:

(a)                                 a copy received by e-mail of the executed Registration Statement dated 5 September 2008;

(b)                                a copy received by e-mail of the written resolutions of the board of directors of the Company dated [5] September 2008 whereby the board of directors approves inter alia the preparation and the execution of the Registration Statement and the issuance of the Debt Securities (the Resolutions);

(c)                                 a copy of the consolidated articles of association of the Company as of 31 May 2007 (the Articles);

(d)                                a copy of the minutes of the extraordinary general meeting of the shareholders of the Company held before a notary public on 11 August 2008 according to which the date of the financial year of the Company was changed (the EGM);

(e)                                 a copy received by e-mail of a power of attorney granted by all the directors of the Company according to which each of Mr John S. Jenkins and Mr Arun Nayar, being both directors of the Company, is authorized to inter alia execute the Registration Statement (the Power of Attorney);

Allen & Overy Luxembourg is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, Shanghai, Singapore, Tokyo, Warsaw.

(f)                                  a copy of an excerpt of the Luxembourg Trade and Companies Register pertaining to the Company dated 11 September 2008 (the Excerpt);

(g)                               a copy of the certificate issued by the 2nd section of the district court of Luxembourg, entrusted with commercial matters (greffe de la 2ème chambre du Tribunal d’Arrondissement de et à Luxembourg, chargé des affaires commerciales) on 12 September 2008, stating that there are no records or files at the Court regarding a (i) bankruptcy adjudication against the Company, (ii) filing for moratorium or reprieve from payment (sursis de paiement), (iii) controlled management (gestion contrôlée) or (iv) general settlement or composition with creditors (concordat préventif de faillite) (the Certificate); and

In addition, on 12 September 2008, at 5:30 p.m. CET, we checked on the internet site of the Luxembourg Trade and Companies Register and did not detect (i) actions for a voluntary or compulsory liquidation of the Company and/or (ii) steps to appoint a liquidator or a similar officer over or to wind up the Company at that date and time on record on the internet site of the Luxembourg Trade and Companies register (the Search).

Terms defined in the Registration Statement and used herein, but not otherwise defined herein, have the meanings ascribed thereto in the Registration Statement. The Registration Statement will hereinafter be referred to as the Opinion Document.

We have relied, as to matters of fact, upon the representations made in the Opinion Document.

II.	ASSUMPTIONS

For the purposes of this opinion, we have assumed with your consent, and we have not verified independently, the following:

(i)

that where documents have been examined by us in draft or specimen form, such documents will be or have been executed in the form of that draft or specimen and by such persons as specified in the Resolutions;

(ii)

the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

(iii)	that the Opinion Document has been executed by all the directors of the Company directly or as a result of the Power of Attorney and as per the Resolutions;

(iv)	that the Debt Securities will be executed by such person as specified in the Resolutions;

(v)

the due and valid authorization, execution and delivery of the Opinion Document and the Debt Securities by all the parties thereto (other than the Company), as well as the power, authority, capacity and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations, other than Luxembourg law;

(vi)

that all authorizations, approvals and consents of any country other than Luxembourg which may be required in connection with the execution, delivery and performance of the Opinion Document and the Debt Securities (and any other documents required in respect of the offering of the Debt Securities) have been or will be obtained and that all internal corporate or other authorization procedures by each party (other than the Company) for the execution by it of the Opinion Document and the Debt Securities (or any document in connection therewith) to which it is expressed to be a party, have been duly fulfilled;

(vii)	that all factual matters and statements relied upon or assumed herein are true and were true and complete on the date of execution of the Opinion Document (and any document in connection therewith);

(viii)

that all the parties to the Opinion Document (other than the Company) are companies duly organized, incorporated and validly existing in accordance with the laws of the jurisdictions of their respective incorporation and/or their place of effective management, having a corporate existence, that in respect of all the parties to the Opinion Document, no steps have been taken pursuant to any insolvency proceedings to appoint an administrator, receiver or liquidator over the respective parties or their assets and that no voluntary winding-up of such parties has been recorded at the date hereof;

(ix)

that the place of the central administration (siège de l’administration centrale) and the centre of main interests (as such term is defined in the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended) of the Company are located at its registered office (siège statutaire) in Luxembourg and that the Company complies with, and adheres to, the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies as amended;

(x)

that the entry by the Company into the Opinion Document and the issuance of the Debt Securities by the Company will materially benefit the Company and are in its best interest, and for its corporate benefit;

(xi)	that the Debt Securities will not be offered to the public in Luxembourg;

(xii)

that the Opinion Document constitute the legal, valid, binding and enforceable obligations of each of the parties thereto (other than the Company) under the laws of the jurisdiction of its incorporation or of its principal office or of its principal place of establishment;

(xiii)

that the Opinion Document is and the Debt Securities will be effective, and will constitute legal, valid and binding obligations of each of the parties thereto (other than the Company), enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed;

(xiv)

that, in so far as any obligation under, or action to be taken under the Opinion Document and Debt Securities is required to be performed or taken in any jurisdiction outside Luxembourg, such action has been or will be taken and the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(xv)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

(xvi)

that the Resolutions are in full force and effect, have not been amended or rescinded since the date referred to in paragraph I. (b) above, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Company;

(xvii)	that the Resolutions will materially benefit the Company and have been taken in the best interest, and for the corporate benefit of the Company;

(xviii)	that the Articles have not been amended by any deeds other than by the EGM;

(xix)	that all payments and transfers made by, on behalf of, in favour of, or for the account of, the Company under the Opinion Document and the Debt Securities, are made on an arm’s length basis;

(xx)	that the Company is not, is not deemed to be, and, as a result of the issuance of the Debt Securities, will not be, over-indebted in light of the current practice of the Luxembourg tax administration;

(xxi)

that none of the holders of the Debt Securities has / will have any relation with the Company other than that of an independent third party acting in the normal course of its business and/or maintains / will maintain any particular economic relation with the Company, other than that contemplated by the Debt Securities;

(xxii)	that none of the Debt Securities carries / will carry interest, or any other payment, contingent on the profits of, or on the distribution of profits by, the Company; and

(xxiii)	that none of the Debt Securities is / will be exchangeable for, convertible into, or linked to shares or other equity instruments issued or to be issued by the Company.

III.	OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

(1)	The Company is a public limited liability company (société anonyme) duly organized and validly existing under the laws of Luxembourg for an unlimited duration;

(2)	The Company has the corporate power and authority under the laws of Luxembourg to enter into, execute and deliver the Opinion Document and to issue the Debt Securities;

(3)	The Opinion Document has been duly authorized, executed and delivered by the Company;

(4)

The Debt Securities have been duly authorized and all the necessary authorizations and approvals of government authorities in Luxembourg (if any) have been duly obtained for the issuance by the Company of the Debt Securities;

(5)

The Debt Securities, when duly executed by such person as specified in the Resolutions and delivered by or on behalf of the Company will be legally issued and fully paid and subject to their validity, legality and enforceability under New York law by which they are expressed to be governed, and subject to customary qualifications of Luxembourg law, constitute legal, valid and binding obligations of the Company enforceable against it in accordance with their terms;

(6)

Subject to qualification IV. (c) below, no authorisations, approvals, consents, licenses, exemptions, filings, registrations, notarisations and other requirements of governmental, judicial and public bodies and authorities of or in Luxembourg are required in connection with the entry into, performance, validity and enforceability of the Opinion Document and in connection with the Company’s issuance of the Debt Securities;

(7)

All amounts payable under or with respect to the Debt Securities and the Opinion Document may be made free and clear of and without withholding or deduction for or on account of withholding tax in Luxembourg; and

(8)

There are no stamp, registration, documentary, or similar taxes, duties or charges under the laws of Luxembourg payable in connection with the issue and the offering of the Debt Securities, or the payments to be made by the Company under the Debt Securities or the execution, delivery, performance, and enforcement by the relevant parties of the Opinion Document.

IV.                              QUALIFICATIONS

The foregoing opinion is subject to the following qualifications.

(a)                                The validity, legality, performance and enforceability of the Opinion Document and the Debt Securities are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganization or similar Luxembourg or foreign laws affecting the rights of creditors generally.

(b)                               The opinion expressed in paragraph III. (1) above is qualified as follows:

•                                          that the Search and, generally, a search at the Luxembourg Trade and Companies Register, including its internet site, and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) is not necessarily capable of conclusively revealing whether or not a winding-up petition or a petition or filing for bankruptcy, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite) order or similar action has been presented or made; and

•                                          that the corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Luxembourg Trade and Companies Register, including its internet site, and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the files regarding the relevant party. Further, documents filed with the Luxembourg Trade and Companies Register, may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Luxembourg Trade and Companies Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Mémorial, Recueil des Sociétés et Associations unless the company proves that the relevant third parties had prior knowledge thereof.

(c)                                With reference to the opinions expressed in paragraphs III. (6) and III. (8), it should be noted that the registration of the Opinion Document in Luxembourg and any documents mentioned therein or connected therewith may become necessary, if and when they are referred to or used in a Luxembourg public deed and Luxembourg courts or an official Luxembourg authority may require the prior registration of such Opinion Document (or any document in connection therewith) in Luxembourg, if they were to be produced in a Luxembourg court action or exhibited before an official Luxembourg authority. If the registration of the Opinion Document (or any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg is required either a nominal registration duty or an ad valorem duty will be payable, depending on the nature of the document subject to registration (e.g., an ad valorem duty of 0.24 (zero point twenty-four) per cent. will be payable on the amount of the payment obligation mentioned in the Opinion Document, so registered). If registration is so required, the Luxembourg courts or the official authority may require that such Opinion Document (or any documents in connection therewith) and/or any judgement (or any documents in connection therewith) obtained in the courts other than the courts of Luxembourg must be translated into French or German.

In our experience it is unlikely that the registration of the Opinion Document will be required by Luxembourg courts or official authorities. However, if such registration were required, it cannot be entirely excluded that an ad valorem duty of 0.24 (zero point twenty-four) per cent. of the payment obligation expressed under such Opinion Document will be due.

(d)                               Payments made, as well as other transactions (listed in the pertinent section of the Luxembourg commercial code) concluded or performed, during the so-called suspect period (période suspecte) which is fixed by the Luxembourg court and dates back not more than 6 months as from the date on which the Luxembourg court formally adjudicates a person bankrupt, and, as for specific payments and transactions, during an additional period of ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver (curateur).

In particular,

(i)                                   article 445 of the Luxembourg commercial code sets out that specific transactions entered into during the suspect period and an additional period of ten days preceding the suspect period fixed by the court (e.g., the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any other means than in cash or by bill of exchange; the sale of assets without consideration or for materially inadequate consideration) must be set aside or declared null and void, as the case may be, if so requested by the insolvency receiver;

(ii)                                article 446 of the Luxembourg commercial code states that payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

(iii)                             regardless of the suspect period, article 448 of the Luxembourg commercial code and article 1167 of the Luxembourg civil code (actio pauliana) give the creditor the right to challenge any fraudulent payments and transactions made prior to the bankruptcy, without limitation of time.

(e)                                Except as stated in the opinions expressed in paragraphs III.(6), III. (7) and III. (8), we express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion Document (or any document in connection therewith) or by the issuance of Debt Securities and we express no opinion on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

No opinion is given as to whether the performance of the Opinion Document or the issue of the Debt Securities would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof and we do not opine on any aspects in relation to foreign exchange gains or losses.

We do not express or imply any opinion in respect of a withholding tax that may become due or payable pursuant to (i) the Luxembourg laws of 21 June 2005 implementing the Council Directive 2003/48/EC of 3 June 2003 on taxation of savings income in the form of interest payments and ratifying the treaties entered into by Luxembourg and certain dependent and associated territories of EU Member States, or (ii) the Luxembourg law of 23 December 2005, as amended by the law of 17 July 2008, introducing a withholding tax of 10% on payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the benefit of an individual beneficial owner who is a resident of Luxembourg.

(f)                                  The Luxembourg courts would enforce a final and conclusive judgment rendered by a court of the State of New York in any suit, action or proceedings with respect to the Opinion Document and there would be no formal retrial or re-examination of the matters adjudicated; provided, however, that such judgment would have to comply with the conditions posed by article 678 of the Luxembourg nouveau code de procédure civile (i.e., the exequatur procedure) as currently interpreted by the Luxembourg courts and doctrine, which are as follows:

(i)                                   the foreign judgment must be enforceable in the country of origin,

(ii)                                the court of origin must have had jurisdiction both according to its own laws and to the Luxembourg conflict of jurisdictions rules,

(iii)                             the foreign procedure must have been in compliance with the laws of the country of origin,

(iv)                            the foreign judgment must not violate the rights of the defendant to present a defense,

(v)                               the foreign court must have applied the law which is designated by the Luxembourg conflict of laws rules (those conflict of law rules include application of the chosen foreign law under appropriate circumstances), or, at least, the judgment must not contravene the principles underlying these rules,

(vi)                            the rationale underlying the findings of the foreign judgment as well as the judgment as such must not contravene Luxembourg international Public Order, and

(vii)                         the foreign judgment must not have been rendered as a consequence of an evasion of mandatory provisions of Luxembourg law (fraude à la loi).

(g)                               Claims may become barred under statutory limitation period rules and may be subject to defences of set-off or counter-claims. No opinion is expressed or, in general, as to whether rights of set-off are effective in a Luxembourg insolvency situation.

(h)                               No opinion is expressed as to the validity and enforceability of provisions whereby interest on overdue amounts or other payment obligations shall continue to accrue or subsist after judgement.

(i)                                   Under the laws of Luxembourg, a contractual provision allowing the service of process, against the Company, to a service agent could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Company in accordance with applicable laws at its domicile. If the designation of a service agent constituted (or were deemed to constitute) a power of attorney or mandate (mandat), whether or not irrevocable, it will terminate by force of law, and without notice, upon the occurrence of insolvency events affecting the Company.

(j)                                   Any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another party may be limited in terms of items or amounts as a Luxembourg court (if competent) deems appropriate.

(k)                                We express no opinion in respect of the effectiveness of clauses which provide that amendments to an agreement can only be made, and waivers can only be granted, in writing.

(l)                                   We express no opinion on the validity or enforceability of waivers granted for future rights.

(m)                             We express no opinion as regards the effectiveness or ineffectiveness, or the consequences of such ineffectiveness, of a purported revocation by the Company of a power of attorney or agency expressed to be irrevocable.

(n)                               A Luxembourg court might not give effect to a clause purporting to determine the date on which notice is deemed to have been made.

(o)                               The discretion of a party would have to be exercised in good faith.

(p)                               Any certificate which would by contract be deemed to be conclusive may not be upheld by the Luxembourg courts.

(q)                               Certain obligations may not be the subject of specific performance pursuant to court orders, but may result only in damages. Accordingly, Luxembourg courts may issue an award of damages where specific performance is deemed impracticable or an award of damages is determined adequate.

(r)                                  Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction.

(s)                                Notwithstanding the foreign jurisdiction clause, Luxembourg courts would have in principle jurisdiction for any conservatory or provisional action in connection with assets or persons located in Luxembourg and such action would most likely be governed by Luxembourg law.

(t)                                  Interest may not accrue on interest that is due on capital, unless such interest has been due for at least one year (article 1154 of the Luxembourg Civil Code). The right to compound interest is limited to cases where (x) the interest has been due for at least one year and (y) the parties have specifically provided in an agreement (to be made after that interest has become due for at least one year) that such interest may be compounded (or absent such agreement, the creditor may file an appropriate request with the relevant court). The provisions of article 1154 of the Luxembourg Civil Code are generally considered to be a point of public policy under Luxembourg law. It is possible, although it is highly unlikely, that a Luxembourg court would consider them to be a point of international public policy that would set aside the relevant foreign governing law.

(u)                               The Luxembourg courts (assuming that litigation were brought to the Luxembourg courts and that Luxembourg courts had jurisdiction) would not apply a chosen foreign law if that choice was not made bona fide and/or if:

(i)                                    it were not pleaded and proven; or

(ii)                                 if pleaded and proven, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg Public Policy.

Were the Opinion Document governed by Luxembourg law, none of its provisions would in substance be contrary to mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg Public Policy, except as otherwise specifically referred to in this legal opinion.

(v)                               Any judgment awarded in the courts of Luxembourg may be expressed in a currency other than the euro. However, any obligation to pay a sum of money in any currency other than the euro will be enforceable in Luxembourg in terms of the euro only and any loss incurred as a result of a currency exchange fluctuation can be recovered under Luxembourg law.

(w)                             Clauses that grant to one of the parties the power to determine, in its absolute discretion, certain facts, to fix the terms and conditions of the obligations of the other party or to state unilaterally the amount of expenses or losses to be recovered from the other party and that thus grant the power to determine unilaterally the commitments of the other party, may be declared void by a Luxembourg court (if competent) on the basis of articles 1170 and 1174 of the Luxembourg civil code (condition purement potestative, one-sided clause).

(x)                                 As used in this opinion, the term enforceable means that each obligation or document is of a type enforced by the Luxembourg courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the Luxembourg courts, the acceptance by such court of jurisdiction, the discretion of the courts (within the limits of Luxembourg law), the power of such courts to stay proceedings, the provisions of Luxembourg civil procedure rules regarding remedies and enforcement measures available under Luxembourg law. Enforcement may further be limited by general principles of equity and good faith.

(y)                               Public Policy or Public Order means the fundamental concepts of Luxembourg law that the Luxembourg courts may deem, in a given case, to be of such significance so as to exclude the application of an (otherwise applicable) foreign law deemed to be contrary to such concepts.

This legal opinion is as of this date, and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion as to matters of fact.

This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg. Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

This legal opinion is addressed to you personally in connection with the offering of the Debt Securities and may not be relied upon by you for any other purpose. For the purpose of the opinion to be addressed to you by the law firm, Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by them as if it were addressed to them. You may not give copies of this legal opinion to others, or enable or allow any person or persons to make public, quote, circulate, rely upon, refer to or otherwise use part or all of this legal opinion, without our prior written permission except that you may give copies to your legal advisers for the purposes of information only and on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise.  Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and inclusion of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus and prospectus supplement included as part of the Registration Statement.

Yours faithfully,

ALLEN & OVERY

Luxembourg

/s/ Allen & Overy Luxembourg

Marc Feider

Avocat à la Cour

Partner